Exhibit 10.10

Description of Awards Under Executive Bonus Plan

In addition to base salary, Markel Corporation (the “Company”) has approved a bonus plan for Executive Officers in which cash bonuses are paid based on increases in the book value of the Company’s Common Stock. Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. On February 25, 2005, the Compensation Committee recommended, and the Board approved, modifying the Executive Bonus Plan and submitting it for shareholder approval at the Company’s annual meeting of shareholders on May 23, 2005 so that future payments under the plan will not be subject to the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code. The shareholders approved the modified plan at the annual meeting.

The plan is administered by the Compensation Committee (or a sub-committee thereof) of the Board. The Committee has the power and complete discretion to select eligible employees to receive awards and to determine the type of award and its terms and conditions. All present and future executive officers of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive awards under the plan. Messrs. Alan I. Kirshner, Anthony F. Markel, Steven A. Markel, Darrell D. Martin, Paul W. Springman, Thomas S. Gayner and Richard R. Whitt, III were the only employees eligible for awards under this plan during 2005.

Bonus awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m). Performance goals will relate to growth in book value. The Committee will set target and maximum amounts payable under each performance award. The employee will receive the appropriate payment at the end of the performance period if the performance goals and other terms and conditions of the award are met. Bonus awards will be payable in cash. The aggregate maximum cash amount payable under the plan to any employee in any year cannot exceed the lesser of 250% of base salary or $2,500,000. Any performance award must be made prior to the 90th day of the period for which the performance award relates and prior to the completion of 25% of such period.

The Board can amend or terminate the plan at any time, except that only shareholders can approve amendments that would (i) materially change or impact which employees are eligible to participate or (ii) materially change the benefits that eligible employees may receive under the plan. However, the Board can amend the plan as necessary and without shareholder approval to ensure that the plan continues to comply with Section 162(m).

A subcommittee of the Compensation Committee made bonus awards to the seven named individuals for 2005. Under the plan, bonus awards for 2005 for Messrs. Kirshner, Anthony F. Markel, Steven A. Markel and Martin, expressed as a percentage of base salary, were made based on a five-year average of the compound growth in book value per share of common stock as reflected in the schedule below. This schedule will be used for future bonus awards as well. The calculation of book value eliminates the impact on the calculation of goodwill amortization and equity issuances prior to 2003.

The bonus plan for Messrs. Springman, Gayner and Whitt for 2005 is similar but is based on the three-year average of the compound growth in book value per share beginning January 1, 2003. For future bonus awards, the measure for Messrs. Springman, Gayner and Whitt will be averaged for the period beginning January 1, 2003 to the measurement date until a five-year average is reached, which will be the measurement period used going forward. Book value calculations may be increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%